As filed with the Securities and Exchange Commission on December 12, 2016.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ICONIX BRAND GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	11-2481903
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1450 Broadway, New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Iconix Brand Group, Inc. 2016 Omnibus Incentive Plan

(Full title of the plan)

John Haugh, Chief Executive Officer, President and Director

Iconix Brand Group, Inc.

1450 Broadway

New York, New York 10018

(Name and address of agent for service)

(212) 730-0030

(Telephone number, including area code, of agent for service)

Copy to:

Robert J. Mittman, Esq.

Kathleen A. Cunningham, Esq.

Blank Rome LLP

405 Lexington Avenue

New York, New York 10174

Indicate by check mark whether the registrant is large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, par value $.001 per share	2,400,000 shares	$22,848,000	$9.52	$2,649

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate number of shares of common stock which may be issued pursuant to the anti-dilution provisions of the registrant’s 2016 Omnibus Incentive Plan (“2016 Plan”).
(2)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457 under the Securities Act of 1933 and based upon the average of the high and low prices for the registrant’s common stock as quoted on Nasdaq on December 8, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933. Such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act of 1933. Such documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the registrant with the SEC are incorporated by reference in this Registration Statement:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 30, 2016;

•	Annual Report on Form 10-K/A for the fiscal year ended December 31, 2015, filed with the SEC on April 4, 2016;

•	Annual Report on Form 10-K/A for the fiscal year ended December 31, 2015, filed with the SEC on April 29, 2016;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, filed with the SEC on May 6, 2016;

•	Quarterly Report on Form 10-Q/A for the quarterly period ended March 31, 2015, filed with the SEC on June 10, 2016;

•	Quarterly Report on Form 10-Q/A for the quarterly period ended June 30, 2015, filed with the SEC on June 21, 2016;

•	Quarterly Report on Form 10-Q/A for the quarterly period ended September 30, 2015, filed with the SEC on June 29, 2016;

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016, filed with the SEC on August 5, 2016;

•	Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, filed with the SEC on November 9, 2016;

•	Current Reports on Form 8-K filed with the SEC on April 5, 2016; April 6, 2016; June 13, 2016; July 27, 2016; July 28, 2016; September 2, 2016; September 28, 2016; November 7, 2016; November 14, 2016; November 12, 2016; and December 7, 2016; and

•	The description of the registrant’s common stock and its preferred share purchase rights contained in its Registration Statements on Form 8-A, filed with the SEC and all amendments or reports filed by the registrant for the purpose of updating those descriptions.

All reports and other documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective dates of filing of such reports and other documents; provided, however, that the registrant is not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

Any statement contained in a document incorporated by reference herein is modified or superseded for all purposes to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which is incorporated by reference modifies or replaces such statement. Any reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed documents which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”), permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses the Court shall deem proper.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director:

(1)	for any breach of the director’s duty of loyalty to the corporation or its stockholders,

(2)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(3)	under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the DGCL, or

(4)	for any transaction from which the director derived an improper personal benefit.

The registrant’s certificate of incorporation provides that all persons who it is empowered to indemnify pursuant to the provisions of Section 145 of the DGCL (or any similar provision or provisions of applicable law at the time in effect), shall be indemnified by the registrant to the full extent permitted thereby. The foregoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

The registrant’s by-laws provide that it shall indemnify to the fullest extent provided for or permitted by law each of its officers and/or directors involved in, or made or threatened to be made a party to, any action, suit, claim or proceeding, arbitration, alternative dispute resolution mechanism, investigation, administrative or legislative hearing or any other actual, threatened, pending or completed proceeding, whether civil or criminal, or whether formal or informal, and including an action by or in the right of the registrant or any enterprise, and including appeals therein by reason of the fact that such officer and/or director or such person’s testator or intestate (an “Indemnitee”) (i) is or was a director or officer of the registrant or (ii) while serving as a director or officer of the registrant, is or was serving, at the registrant’s request, as a director, officer, or in any other capacity, of any other enterprise, against any and all judgments, fines, penalties, amounts paid in settlement, and expenses, including attorneys’ fees, actually and reasonably incurred as a result of or in connection with any proceeding, except as provided in Section 2(c) of Article VII of the by-laws. Section 2(c) of Article VII of the by-laws provides that no indemnification shall be made if a judgment or other final adjudication adverse to him or her establishes that such Indemnitee’s acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that such Indemnitee personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. In addition, Section 2(c) provides that no indemnification shall be made with respect to any proceeding initiated by any Indemnitee against the registrant, or a director or officer of the registrant, other than to enforce the terms of the indemnification provisions of the by-laws unless such proceeding was authorized by the registrant’s Board of Directors. Further, no indemnification shall be made with respect to any settlement or compromise of any proceeding unless and until the registrant has consented to such settlement or compromise.

The registrant’s certificate of incorporation also provides that no director shall be personally liable to the registrant or its stockholders for any monetary damages for breaches of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

The registrant’s employment agreements with Mr. John Haugh, its director, chief executive officer and president, Mr. David Jones, its executive vice president and chief financial officer, Mr. David Blumberg, its executive vice president and chief strategy officer, Mr. Jason Schaefer, its executive vice president and general counsel and Mr. F. Peter Cuneo, its executive chairman of the Board, generally provide that the registrant shall indemnify each of them for the consequences of all acts and decisions made by such person while performing services for the registrant. Mr. Haugh’s employment agreement also provides that the registrant shall not indemnify him for any liability to third parties arising from his allegedly not being permitted to be employed by the registrant, contractually or otherwise. Mr. Haugh’s employment agreement also requires that the registrant cover him under its directors’ and officers’ liability insurance at the registrant’s expense.

The registrant has obtained an insurance policy providing for indemnification of officers and directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and conditions.

The indemnification provisions in the registrant’s certificate of incorporation and bylaws may be sufficiently broad to permit indemnification of its directors and officers for liabilities arising under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the registrant’s directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
5	Opinion of Blank Rome LLP
23.1	Consent of BDO USA LLP, Independent Registered Public Accounting Firm of Iconix Brand Group, Inc.
23.2	Consent of Blank Rome LLP (included in Exhibit 5)
24	Power of Attorney (included on the Signature Page of this Registration Statement)

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the Registration Statement any facts or events arising after the effective date of the prospectus (or the most recent post-effective amendments thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and prices represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on December 12, 2016.

ICONIX BRAND GROUP, INC.

By:	/s/ John Haugh
	Name:	John Haugh
	Title:	Chief Executive Officer and President

Each person whose signature appears below authorizes each of John Haugh, David Jones and Jason Schaefer, or any of them acting individually, as his true and lawful attorney-in-fact, each with full power of substitution, to sign the Registration Statement on Form S-8 of Iconix Brand Group, Inc., including any and all post-effective amendments, in the name and on behalf of each such person, individually and in each capacity stated below, and to file the same, with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ John Haugh John Haugh	Chief Executive Officer, President and Director (Principal Executive Officer)	December 12, 2016

/s/ David Jones David Jones	Chief Financial Officer (Principal Financial and Accounting Officer)	December 12, 2016

/s/ F. Peter Cuneo F. Peter Cuneo	Director	December 12, 2016

/s/ Drew Cohen Drew Cohen	Director	December 12, 2016

/s/Mark Friedman Mark Friedman	Director	December 12, 2016

/s/ Sue Gove Sue Gove	Director	December 12, 2016

/s/ James A. Marcum James A. Marcum	Director	December 12, 2016

/s/ Sanjay Khosla Sanjay Khosla	Director	December 12, 2016

/s/ Kristen O’Hara Kristen O’Hara	Director	December 12, 2016

/s/ Kenneth Slutsky Kenneth Slutsky	Director	December 12, 2016

Exhibit Index

Exhibit No.	Description

5	Opinion of Blank Rome LLP

23.1	Consent of BDO USA LLP, Independent Registered Public Accounting Firm of Iconix Brand Group, Inc.

23.2	Consent of Blank Rome LLP (included in Exhibit 5)

24	Power of Attorney (included on the Signature Page of this Registration Statement)